Charles Swinburn RailAmerica, Inc Chief Executive Officer

Overview Effects of Hurricane Katrina Acquisition Market / RailAmerica's Strategy Alcoa Railroads Acquisition Access to Capital RailAmerica Distribution Services

Effects of Hurricane Katrina on RailAmerica Alabama Gulf Coast Railway (AGR) Only railroad directly affected Minimal physical damage Customers were not directly hit and shipments primarily move north Fully operational on Friday, September 2, 2005 Approximately $100,000 loss of revenue and $200,000 expense for clean up No Other Significant Short Term Impacts on RailAmerica Railroads Immediately Obvious As September plays out some traffic may be delayed into October as shippers adjust traffic flows Long-term Impact Due to rebuilding process, demand for lumber, roofing materials and aggregates should be up significantly. RailAmerica serves suppliers of all those commodities While gulf coast ports and the river system are disrupted we will be moving traffic in the Midwest that was previously moved by barge

Acquisition Market / RailAmerica's Strategy Current acquisition market is lively - as good as at anytime in RailAmerica's history Potential sources of acquisitions Class I sales Short line holding companies Independent short line operators Industrial railroads Seeking accretive acquisitions with strong free cash flow Purchase selectively - two types of purchases Preference for strategic purchases that complement existing railroads/regions Occasional purchases of freestanding railroads Since 1994 RRA has invested in excess of $700 million to acquire 28 railroad companies and gain ownership interests in 61 railroads

Alcoa Railroads Acquisition Four short-line railroads totaling 25 miles in Texas, Arkansas, and New York for $77.5 million Handled 30,000 revenue cars in 2004 Short railroads with few crossings and low capital requirements Developed by Alcoa to service aluminum manufacturing operations The Alcoa Railroads are the most practical means of delivery and pick-up given continuous production schedules at the Alcoa plants Alcoa has committed significant capital to each of their plants to maintain their long- term competitiveness Alcoa will continue to use railroads post-transaction As part of transaction, RailAmerica and Alcoa, Inc have entered into three 10-year service agreements for the 3 Alcoa Railroads. RailAmerica also has a service agreement for the railroad that serves Almatis in Arkansas. Annual rate increases Take or pay provision Financials (LTM 6/30/05) Revenue: $20.8mm EBITDA: $10.3mm Capital Expenditures: $50,000 EBITDA = Operating Income of $10.1 million + $200,000 Depreciation and Amortization

Access to Capital The debt market remains one of the most borrower-friendly in recent years with transactions being executed with more aggressive leverage levels (total debt to cash flow) and less restrictive covenants Interest rates paid by borrowers are rising but they remain near historical lows RailAmerica has been successful in obtaining necessary capital The fundamental question asked by our banks has not changed - What level of debt can you service? Alcoa $75 million term loan favorably received Held bank group presentation on September 8, 2005 Expect commitments exceeding the requested amount by September 22, 2005 Funding to close on September 30, 2005

RailAmerica Distribution Services Commenced operations one year ago Presently staffed with one National Director and two Regional Directors Encourages, supports and coordinates establishment of third party collection/distribution facilities on RailAmerica lines Targets a vast market presently served by truck Allows RailAmerica to assemble or deliver carload amounts attractive to Class I Roads Focusing the competitive advantage enjoyed by twenty RailAmerica lines that interchange with more than one Class I road Gives shippers the ability to obtain competitive freight rates Currently implementing 12 projects with projected annual revenue of $1.9 million Several dozen projects in pipeline with potential annual revenue of $11 million